Exhibit (n)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-286873 on Form N-2 of our report dated March 16, 2026, relating to the consolidated financial statements of TPG Twin Brook Capital Income Fund and subsidiaries, appearing in the Annual Report on Form 10-K of TPG Twin Brook Capital Income Fund for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" and the “Financial Highlights” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 19, 2026